UNITED STATES                     OMB APPROVAL
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                          SCHEDULE 13G


             Under the Securities Exchange Act of 1934
                         (Amendment No. 1)


                     AMERICAN DISPOSAL SERVICES, INC.
                         (Name of issuer)


            Common Stock, par value $0.01 per share
                (Title of class of securities)


                            025389107
                         (CUSIP number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934) ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                               13G


CUSIP No.  025389107

1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Charterhouse Equity Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  /x/

                                                       (b) / /

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

                    5    SOLE VOTING POWER
                              937,988
  NUMBER OF
   SHARES           6    SHARED VOTING POWER
BENEFICIALLY                  0
  OWNED BY
    EACH            7    SOLE DISPOSITIVE POWER
 REPORTING                    937,988
   PERSON
    WITH            8    SHARED DISPOSITIVE POWER
                              0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON
          937,988

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.6%

12   TYPE OF REPORTING PERSON*
          PN








                              13G


CUSIP No.  025389107

1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Charterhouse Equity Partners II, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  /x/

                                                       (b) / /

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

                    5    SOLE VOTING POWER
                              1,261,830
  NUMBER OF
   SHARES           6    SHARED VOTING POWER
BENEFICIALLY                  0
  OWNED BY
    EACH            7    SOLE DISPOSITIVE POWER
 REPORTING                    1,261,830
   PERSON
    WITH            8    SHARED DISPOSITIVE POWER
                              0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON
          1,261,830

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.1%

12   TYPE OF REPORTING PERSON*
          PN








              *SEE INSTRUCTIONS BEFORE FILLING OUT!




Item 1.

     (a) American Disposal Services, Inc.

     (b) 745 McClintock Drive, Suite 230
          Burr Ridge, IL 60521

Item 2.

     (a) Charterhouse Equity Partners, L.P.
           Charterhouse Equity Partners II, L.P.

     (b)  c/o Charterhouse Group International, Inc.
           535 Madison Avenue
           New York, NY  10022

     (c)  Delaware

     (d)  Common Stock, par value $.01 per share

     (e)  025389107


Item 3.   If this statement is filed pursuant to Rule 13d-1(b),
             or 13d-2(b), check whether the person filing is a:

               Not Applicable

Item 4.   Ownership

     (a) Charterhouse Equity Partners, L.P.
          937,988

           Charterhouse Equity Partners II, L.P.
           1,261,830

     (b) Charterhouse Equity Partners, L.P. -- 4.6%
           Charterhouse Equity Partners II, L.P.   6.1%
     (c)
          (i) Charterhouse Equity Partners, L.P. -- 937,988
               Charterhouse Equity Partners II, L.P. -- 1,261,830
          (ii) 0
          (iii) Charterhouse Equity Partners, L.P. -- 937,988
                Charterhouse Equity Partners II, L.P. -- 1,261,830
          (iv) 0


Item 5.   Ownership of Five Percent or Less of a Class:
              Not Applicable



Item 6.   Ownership of More than Five Percent on Behalf of
             Another Person.

               Not Applicable

Item 7.   Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on By the
             Parent Holding Company

               See Exhibit


Item 8.   Identification and Classification of Members of the
             Group

               Not Applicable


Item 9.   Notice of Dissolution of the Group

               Not Applicable


Item 10.  Certification

               Not Applicable


















                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                    Charterhouse Equity Partners, L.P.

                    By CHUSA Equity Investors, L.P.,
                               general partner

                     By Charterhouse Equity, Inc.,
                                general partner

                    By /s/ Richard T. Henshaw III
                             Richard T. Henshaw III

As of:  February 12, 1998


                    Charterhouse Equity partners II, L.P.
                    By:  CHUSA Equity Investors II, L.P.,
                              general partner

                         By:  Charterhouse Equity II, Inc.

                              By:  /s/ Richard T. Henshaw III
                                         Richard T. Henshaw III


As of February 12, 1998



















                                                       EXHIBIT 1


Item 7.       Charterhouse Equity Partners, L.P. acquired its
               shares through Charterhouse Environmental Holdings, L.L.C.